                                   EXHIBIT 8

                             TROUTMAN SANDERS LLP
                               ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP


                               NATIONSBANK PLAZA
                    600 PEACHTREE STREET, N.E. - SUITE 5200
                         ATLANTA, GEORGIA  30308-2216
                           TELEPHONE:  404-885-3000
                           FACSIMILE:  404-885-3995

                               February 18, 1999



Century South Banks, Inc.
60 Main Street West - Third Floor
Dahlonega, Georgia 30533

Independent Bancorp, Inc.
Independent Bank and Trust
402 Main Street
Oxford, Georgia  36203-1237

     Re: Federal Income Tax Consequences of Merger of IBI Acquisition Corp., a wholly-owned Subsidiary of Century South Banks, Inc., with and into Independent Bancorp, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Century South Banks, Inc. ("CSBI"), in connection with the proposed merger of its wholly-owned subsidiary, IBI Acquisition Corp. ("IAC") with and into Independent Bancorp, Inc.
("Independent"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and among Independent, CSBI and IAC, dated as of September 8, 1998 and amended on November 8, 1998 (the "Merger Agreement").

     In our capacity as counsel to CSBI, our opinion has been requested with respect to certain federal income tax consequences associated with the proposed Merger. In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, (ii) the legislative history of applicable sections of the Code, and
(iii) appropriate Internal Revenue Service and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and, unless otherwise specified, all section references herein are to the Code.

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Merger Agreement;

     (2) the Registration Statement and Proxy Statement/Prospectus being filed with the Securities and Exchange Commission regarding the Merger; and

     (3)  such additional documents as we have considered relevant.

     However, we have not yet obtained written certificates from CBSI, IAC, or Independent to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have further assumed that any representations or statements made "to the best knowledge of" or similarly qualified, are true and correct without such qualification. With your permission, we have also assumed certain other factual matters set forth more fully below.

     You have advised us that the proposed Merger will (i) build market share by enabling CSBI to expand into Alabama, which is a region of strategic importance to CSBI, (ii) will enable Independent to better serve customers by offering more diverse products and services, and (iii) will strengthen a franchise that will make a long-term contribution to earnings per share as a result of economies of scale and earnings power that follow a larger market share. To achieve these goals, the following will occur pursuant to the Merger Agreement:

     (1) IAC will merge with and into Independent pursuant to the laws of the States of Georgia and Alabama. IAC's separate corporate existence will cease to exist, and Independent will be the surviving corporation. Thereafter, Independent will be a wholly-owned subsidiary of CSBI, and will continue to operate the businesses of Independent conducted prior to the Merger.
Immediately following the Merger, The Independent Bank of Oxford ("Bank"), a banking corporation organized under the laws of the State of Alabama, and a wholly-owned subsidiary of Independent, will remain in existence as a wholly-owned subsidiary of Independent;

     (2) Each share of Independent Common Stock (excluding shares held by Independent shareholders who perfect their dissenters' rights of appraisal) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and exchanged for the right to receive shares of CSBI Common Stock in accordance with the Merger Agreement; and

     (3) No fractional shares of CSBI Common Stock will be issued as a result of the proposed Merger. In lieu of the issuance of fractional shares, each holder of shares of Independent Common Stock who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock (after taking into account all certificates delivered by such holder) shall receive cash (without interest) in an amount equal to the value of such fractional part of a share of CSBI Common Stock in accordance with the Merger Agreement at the Effective Time. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     With your consent, we have also assumed that the following statements are true as of the date hereof and will be true as of the Effective Time:

     (1) The fair market value of CSBI Common Stock and other consideration received by the shareholders of Independent will be, in each instance, approximately equal to the fair market value of the Independent Common Stock surrendered in exchange therefor;

     (2) Following the Merger, Independent will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of IAC's net assets and at least 70% of the fair market value of the IAC's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Independent or IAC to dissenters, amounts paid by Independent or IAC to shareholders who receive cash or other property, amounts used by Independent or IAC to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Independent will be included as assets of Independent or IAC, respectively, immediately prior to the Merger;

     (3) Prior to the Merger, CSBI will be in control of IAC within the meaning of Section 368(c) of the Code;

     (4) Independent has no plan or intention to issue additional shares of its stock that would result in CSBI losing control of Independent within the meaning of Section 368(c) of the Code;

     (5) Bank has no plan or intention to issue additional shares of its stock that would result in Independent losing control of Bank within the meaning of
Section 368(c) of the Code;

     (6) Except for cash paid in lieu of fractional shares of CBSI Common Stock pursuant to the Merger, neither CBSI nor any "CBSI Related Person" (as defined below) has (i) any plan or intention to purchase, redeem or otherwise acquire any of the CBSI Common Stock that will be issued pursuant to the Merger or (ii) participated in or will participate in any purchase, redemption or other acquisition of Independent Common Stock in contemplation or as part of the Merger (which excludes repurchases by CBSI of small percentages of CSBI Common Stock in the open market as part of an ongoing stock repurchase program (which program will not be created or modified in connection with the Merger)). For purposes of this paragraph, any arrangement that would result in a reduction of the risk of loss with respect to the holding of any interest in the shares of CBSI Common Stock or Independent Common Stock as the case may be shall constitute an acquisition of such shares;

          "CBSI Related Person" is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which CBSI owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (iii) a corporation which owns, actively or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock of CBSI. A person will be related to CBSI for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the merger, and a person that is a partner in a partnership will be deemed to own or have acquired stock that such partnership acquired in accordance with the partner's interest in the partnership;

     (7) Neither Independent nor any "Independent Related Person" (as defined below) has (i) purchased, redeemed or otherwise acquired any Independent Common Stock in contemplation or as part of the Merger or (ii) will acquire any Independent Common Stock prior to the Merger. Neither Independent nor any Independent Related Person has made any extraordinary distribution with respect to Independent Stock. For purposes of this paragraph, any arrangement that would result in a reduction of the risk of loss with respect to the holding of any interest in the shares of Independent Common Stock shall constitute an acquisition of such shares;

          An "Independent Related Person" is (i) a corporation as to which Independent owns actively or constructively fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (ii) a corporation which owns actually or constructively fifty percent or more of the total voting power or total value of all shares of all classes of stock of Independent. A person will be deemed related to Independent for this purpose if such relationship exists either immediately before or immediately after such acquisition, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership;

     (8) CSBI has no plan or intention to liquidate Independent; to merge Independent with or into another corporation other than IAC; to sell or otherwise dispose of the stock of Independent except for transfers of stock to corporations controlled by CSBI; or to cause Independent to sell or otherwise dispose of any of its assets or of any of the assets acquired from IAC, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Independent;

     (9) Independent and CSBI have no plan or intention to liquidate Bank; to merge Bank into another corporation; to sell or otherwise dispose of the stock of Bank except for transfers of stock to corporations controlled by CSBI; or to cause Bank to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business;

     (10) IAC will have no liabilities assumed by Independent, and it will not transfer to Independent any assets subject to liabilities, in the Merger;

     (11) At the time of the Merger, the only class of issued and outstanding stock of Independent will be the Independent Common Stock;

     (12) In the Merger, shares of Independent stock representing control of Independent, as defined in Section 368(c) of the Code, will be exchanged solely for CSBI Common Stock. For purposes of this representation, shares of Independent stock exchanged for cash or other property originating with CSBI will be treated as outstanding Independent stock on the date of the Merger;

     (13) The Independent Common Stock to be surrendered by each shareholder of Independent will not be subject to any liability, and neither Independent nor CSBI will assume any liability with respect to the surrendered Independent Common Stock;

     (14) At the time of the Merger, Independent and Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Independent or Bank that, if exercised or converted, would affect CSBI's acquisition or retention of control of Independent or Independent's retention of control of Bank, as defined in Section 368(c) of the Code;

     (15) Neither CSBI nor any Affiliate owns or has owned during the past five years, any shares of the stock of Independent;

     (16) During the two-year period prior to the Effective Time, neither Independent nor Bank declared or paid any dividends with respect to its outstanding stock other than regular, normal dividends;

     (17) Following the Merger, each of Independent and Bank will either continue its historic business or use a significant portion of its historic business assets in a business;

     (18) CSBI, IAC, Independent and the shareholders of Independent will pay their respective expenses, if any, incurred in connection with the Merger;

     (19) There is no intercorporate indebtedness existing between CSBI and Independent or between IAC and Independent that was issued, acquired, or will be settled at a discount;

     (20) For each of CSBI, IAC, Independent and Bank, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer;

     (21) Neither Independent nor Bank is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court;

     (22) At the Effective Time, the fair market value of the assets of Independent will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject;

     (23) At the Effective Time, the fair market value of the assets of Bank will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject;

     (24) The payment of cash in lieu of fractional shares of CSBI Common Stock is solely for the purpose of avoiding the expense and inconvenience to CSBI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Independent shareholders in lieu of issuing fractional shares of CSBI Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Independent shareholders in exchange for their shares of Independent Common Stock. The fractional share interests of each Independent shareholder will be aggregated, and no CSBI shareholder will receive cash in an amount equal to or greater than the value of one full share of CSBI Common Stock;

     (25) None of the compensation received, or to be received, by any shareholder-employees of Independent will be separate consideration for, or allocable to, any of their shares of Independent Common Stock; none of the shares of CSBI Common Stock or cash received, or to be received, by any shareholder-employees of Independent pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Independent will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     (26) The Merger Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of CSBI, IAC and Independent with respect to the Merger contemplated thereby, and the Merger will be effected in accordance with the Merger Agreement; and

     (27) The Merger is being undertaken for one or more valid business purposes, including those described herein.

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

     (1)  The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. CSBI, IAC and Independent will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code;

     (2) Neither CSBI, IAC nor Independent will recognize any gain or loss as a result of the Merger except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code. Code Sections 361 and 1032;

     (3) The holders of Independent Common Stock will recognize no gain or loss upon the exchange of their shares of Independent Common Stock solely for shares of CSBI Common Stock (except for cash received in lieu of a fractional share of CSBI Common Stock). Code Section 354(a)(1);

     (4) The tax basis of the CSBI Common Stock received by the holders of Independent Common Stock in the Merger will, in each case, be the same as the basis of the Independent Common Stock surrendered in exchange therefor. Code
Section 358(a)(l);

     (5) The holding period of the CSBI Common Stock received by the holders of Independent Common Stock in the Merger will, in each case, include the period during which the Independent Common Stock surrendered in exchange therefor was held by the exchanging shareholders, provided that the Independent Common Stock was held as a capital asset in the hands of the exchanging shareholders on the date of the Merger. Code Section 1223(1);

     (6) The payment of cash to holders of Independent Common Stock in lieu of fractional share interests of CSBI Common Stock will be treated as if such fractional shares were issued as part of the Merger and then were redeemed by CSBI. An Independent shareholder receiving such cash payment will recognize gain or loss measured by the difference (if any) between the amount of cash received and the basis in such fractional share. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholders. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2
C.B. 574; and

     (7) The payment of cash to Independent shareholders in exchange for Independent Common Stock pursuant to the exercise of dissenter's rights will be treated as having been received in redemption of such shareholder's Independent Common Stock, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder's basis in the Independent Common Stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Our opinions do not address the tax consequences to Independent shareholders who hold their Independent Common Stock other than as a capital asset, foreign shareholders, tax exempt organizations and persons who acquired their Independent Common Stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, whether federal, state, local or foreign including, but not limited to, tax consequences of a required change in accounting method, if any, the termination of a bad debt reserve, if any, or the termination of the consolidated group of Independent and the Bank.

     This opinion is being provided solely for the use of CSBI, Independent and the shareholders of Independent. No other person or party shall be entitled to rely on this opinion. We hereby consent to the use of this opinion in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                        Sincerely,


                                        /s/ TROUTMAN SANDERS LLP